Exhibit 10.2

INTERNATIONAL PLACE III 6400 POPLAR AVENUE MEMPHIS, TN 38197

February 19, 2010

Mr. Michael J. Balduino

Dear Mike:

This letter confirms that you are prepared to assist International Paper Company (hereinafter “IPC”) on matters related to strategy and transition planning for the Consumer Packaging businesses (hereinafter “Consulting Services”) in accordance with the following terms and conditions:

1.	This Agreement begins on March 1, 2010 and expires on May 31, 2010 (the “Term”).

2.	As a fee for the Consulting Services hereunder, IPC agrees to pay you $15,000 per month. IPC will reimburse you for reasonable travel expenses incurred, including food, transportation and lodging arising out of, and in connection with, the Consulting Services, provided you submit receipts in verification of such expenses.

3.	It is understood and agreed that you will personally perform your services and that you will do so as an independent contractor and not as an employee or agent of IPC. Accordingly, you are not authorized to commit IPC to any contractual arrangement with any third party nor will your acts of commission or omission be deemed the acts of IPC for any purpose whatsoever. Further, you will not be carried on IPC’s payroll as a salaried employee, and you will not be entitled to participate in any group insurance plan, or other fringe benefits that are provided to IPC employees, or to a contribution by IPC on your behalf for Social Security, except as may otherwise be due and payable to you in connection with services to IPC you rendered as an employee prior to and separate from execution of this Agreement. You may not delegate your duties under this Agreement without the express prior written consent of IPC.

4.	You warrant that you have full and complete rights to enter into this Agreement, that you are under no obligation to any present or former employer or other third party which would conflict with any part of this Agreement, and that you will assume no such obligation during the term of this Agreement. In performing the services contemplated hereunder, you warrant that you will not disclose to IPC any information which you are not legally free to disclose or for which you are under an obligation of confidentiality to any third party.

5.	You agree to perform the duties that may reasonably be assigned to you hereunder to the best of your ability, experience and talents.

6.	You will make and submit such oral and/or written reports and furnish such data and information regarding the details of matters arising in connection with the Consulting Services to IPC, as IPC may from time to time require. In this connection, at IPC’s request, you will:

a.	make periodic oral reports;

b.	discuss with IPC’s representatives, on an informal basis, any tentative or preliminary conclusions or recommendations;

c.	submit to IPC drafts of proposed final conclusions and recommendations;

d.	prepare a formal report or opinion; and,

e.	deliver promptly to IPC all work performed under this Agreement and, upon expiration or termination of this Agreement, deliver promptly to IPC any remaining completed or uncompleted work under this Agreement, together with all documents, data, and confidential information belonging to IPC.

7.	Without limitation, any know-how, inventions, data, sketches, drawings, notebook and work sheet entries, whether or not of a technical, operational, or economic nature, and any United States and foreign patent applications directed thereto, which is conceived or developed by you solely, or jointly with an IPC employee, and arising out of the Consulting Services will be the sole property of IPC, and you will perform such acts and execute such papers as are reasonably necessary to perfect IPC’s title therein. It is also agreed that any and all written materials (including without limitation all sketches, drawings, blueprints, reports and memoranda) which you prepare pursuant to this Agreement, or anything produced by you in the performance of the Consulting Services will be the sole, exclusive and entire property of IPC. As to any such materials subject to the protection of the Copyright Act of 1976, all rights to copyright and reproduction will be the property of IPC and you agree to execute any papers necessary to perfect title and copyright in IPC. If you produce anything for IPC in which you or third parties have or claim rights you will promptly notify IPC of the subject matter and the claimed ownership.

8.

It is understood and agreed that you will maintain all information about any matter referred to in Paragraph 7 above and all other information which IPC may supply to you whether transmitted or conveyed orally, in writing, in the form of drawings, or whether perceived or observed by you in connection with rendering the Consulting Services, as the strictly secret and confidential intellectual property of IPC (hereinafter “Intellectual Property”), and you further agree:

a.	not to make any use whatsoever of such Intellectual Property, except in the performance of your duties under this Agreement, and, accordingly, without limiting the generality of the foregoing, not to use such Intellectual Property in connection with any work performed by you for yourself or any third party;

b.	not to reveal to any third party any such Intellectual Property whether supplied to you by IPC or originated wholly or partially by you during the life of this Agreement; and,

c.	that any such Intellectual Property submitted to you by IPC in tangible form, such as drawings, sketches, reports, etc., and any copies thereof, will be returned to IPC upon completion of the Consulting Services.

The sole and only exception to the foregoing obligations of secrecy and confidentiality with respect to Intellectual Property will be any of the Intellectual Property which:

a.	is, or hereafter becomes, generally available to the public through, but not limited to, such means as a widely disseminated publication such as patent, and such availability to the public is not as a result of a breach of any provision hereof;

b.	is known by you prior to the date of this Agreement or any other agreement with IPC, as can be evidenced by your written records;

c.	as can be evidenced by your written records; is received by you from a third party, and such third party is not under a direct or indirect obligation of secrecy to IPC; or,

d.	is released from such obligations of secrecy and confidentiality with the prior written approval of an authorized representative of IPC.

9.	You agree that the payment provided for in Paragraph 2 above is full and complete compensation for all obligations undertaken hereunder, any prior obligations that survive this Agreement, and for all inventions, improvements, and rights to patents, copyrights, and trade secrets assigned to IPC under this Agreement.

10.	Either party has the right to terminate this Agreement with thirty (30) days prior written notice. The Agreement will automatically terminate in the event you personally are no longer able to perform the duties hereunder.

11.	All notices, submissions and other communications provided for or permitted hereunder will be in writing and will be made by hand delivery, express courier, or first class mail, addressed as follows:

If to you: Michael J. Balduino	If to International Paper: Maura A. Smith, SVP and General Counsel 6400 Poplar Avenue Memphis, TN 38197

12.	The Parties acknowledge that they were entitled to separate counsel for purposes of reviewing this Agreement, and they have either employed such counsel or voluntarily waived their right to consult with counsel.

13.	This is the complete agreement of the parties and it supersedes any agreement made prior to this Agreement, with the exception of the (i) Non-Competition Agreement, (ii) Non-Solicitation Agreement; (iii) Employee Agreement Concerning Inventions, Intellectual Property, Confidential Information and Conflict of Interest; and/or (iv) Assignment of Invention and of Letters Patent agreement(s), currently in effect and previously executed by you, which will continue in full force and effect.

14.	This Agreement is of a personal nature and may not be assigned.

15.	The parties hereby expressly acknowledge and agree that this Agreement is entered into in the State of Tennessee and, to the extent permitted by law, will be construed, interpreted and enforced in accordance with the laws of the State of Tennessee, U.S.A.

16.	Any provision hereof prohibited or unenforceable under any applicable law of any jurisdiction will, as to such jurisdiction, be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

17.	Except for your obligations set forth in Paragraphs 6, 7, 8 and 9 above, and the (i) Non-Competition Agreement, (ii) Non-Solicitation Agreement; (iii) Employee Agreement Concerning Inventions, Intellectual Property, Confidential Information and Conflict of Interest; and/or (iv) Assignment of Invention and of Letters Patent agreement(s), all of which will survive termination of this Agreement, there will be no further obligations between the parties hereto upon termination of this Agreement.

If the foregoing is acceptable to you, please indicate by signing below and returning to Mr. Paul Karre, Senior Vice President, 6400 Poplar Avenue, Memphis, TN 38197.

INTERNATIONAL PAPER COMPANY

By:	/s/ Tom Kadien
Name:	Tom Kadien
Title:	Senior Vice President, Consumer Packaging and IP Asia

By:	/s/ Paul J. Karre
Name:	Paul J. Karre
Title:	Senior Vice President, Human Resources & Communications

AGREED TO AND ACCEPTED BY:

/s/ Michael J. Balduino
Name:	MICHAEL J. BALDUINO
Date:	2/22/2010